Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form F-1 of Intercont (Cayman) Limited (the “Company”) of our report dated April 24, 2024, with respect to our audits of the Company’s combined financial statements as of June 30, 2023 and 2022 and for each of the years in the two-year period ended June 30, 2023, which appears in the Prospectus as part of the Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

September 27, 2024